Exhibit 10.5

NON-EMPLOYEE DIRECTOR COMPENSATION ARRANGEMENTS

The non-employee director compensation arrangements consist of the following:

The Chairman of the Board, who is a non-employee director, is paid an annual cash retainer of $120,000 for his services in that capacity. Each of the Company’s non-employee directors receives for his services as a director an annual cash retainer of $12,000. Each non-employee director also is paid a fee of $1,000 for each Board or committee meeting attended, except that, if a director attends more than one meeting on the same day, the director is paid an additional fee of $500 for each additional meeting attended. The Company is submitting to a stockholder vote at the 2005 Annual Meeting the approval of a new Directors Stock Compensation Plan (“DSCP”). If the DSCP is approved, each non-employee director will receive an annual award of 600 shares of common stock and an additional award of 150 shares for service as a committee chairman, subject to adjustment in future years consistent with the terms of the DSCP. If the DSCP is not approved by the stockholders at the 2005 Annual Meeting, each non-employee director will be paid a retainer of an equivalent amount in cash.